Exhibit 4.8
[ ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

DEVELOPMENT AND OPTION AGREEMENT
This Development and Option Agreement (this “Agreement”) is made and entered into effective as of January 11, 2025 (the “Effective Date”) by and between OMT Theranostics, a French simplified joint-stock company, with registered office at 125 avenue de Paris, 92320 Chatillon, France (“OMT”) and Molecular Partners, a Swiss corporation, with registered office at Wagistrasse 14, 8952 Schlieren, Switzerland (“Molecular Partners”). Molecular Partners and OMT may be referred to herein individually as a “Party” or collectively as the “Parties”.
RECITALS
WHEREAS, OMT and its Affiliate, Orano Med Manufacturing, a French simplified joint-stock company, with registered office at 125 avenue de Paris, 92320 Chatillon, France (“OMM”) have developed experience and know-how in the field of targeted alpha-emitter therapies using a lead-212 isotope (“212Pb”), production of high-purity 212Pb, design, chelation chemistry, radiolabelling, production and development of chelating agents and radiopharmaceutical therapies as well as their transportation, and wishes to extend the range of therapies using 212Pb.
WHEREAS, Molecular Partners has developed, owns or otherwise controls know-how, experience and proprietary information pertaining to designed repeat proteins, including DARPin proteins, and their research, development, clinical use, and commercialization.
WHEREAS, OMM and Molecular Partners entered into a research and development collaboration and option agreement dated 5 January 2024 (“RDC Agreement”). The rights and obligations under the RDC Agreement have been transferred to OMT (“RDC Assignment”) on December 31, 2024.
WHEREAS, in addition and without prejudice to the four (4) programs contemplated in the RDC Agreement, the Parties wish to build on and extend the current collaboration under the RDC Agreement with the aim of Molecular Partners bringing six additional candidates to late-stage development with respect to selected targets, to generate radiopharmaceutical products combining DARPin Technology and TAT Technology using 212Pb or using or combining (whether with DARPin Technology or TAT Technology) an Alternative Technology proposed by a Party, with an option for OMT to take an enhanced development role for two of such new product candidates, leading to those products being further Developed and Commercialised under the RDC Agreement.
WHEREAS, the Parties intend that OMM shall fulfil the clinical supply requirements of Molecular Partners under the RDC Agreement and this Agreement through the Clinical Supply Agreement and subsequently fulfil Molecular Partners’ commercial supply requirements pursuant to the terms of the Commercial Supply Agreement and any subsequent commercial supply agreement to be entered into between OMM and Molecular Partners.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein, the Parties agree as follows:
1.DEFINITIONS
Capitalised terms used in this Agreement will have the meaning given to them in the RDC Agreement unless otherwise defined below, or elsewhere in this Agreement. With respect to the interpretation of each such RDC Agreement definition, where the meaning of a defined term in the

RDC Agreement relies upon a term which is also defined in this Agreement, such RDC Agreement definition should be read as relying upon the defined terms of this Agreement. By way of example, the reference to “Collaboration Product” in the definition of “Registration Enabling Trial” at Section 1.159 of the RDC Agreement should be read, for the purposes of interpreting this Agreement only, as a reference to the Collaboration Product as defined under this Agreement.
1.1“Additional Joint IPR” shall have the meaning set forth in Section 9.4(a) of this Agreement.
1.2“Agreement” shall have the meaning set forth in the preamble to this Agreement, as it may be amended by the Parties from time to time.
1.3“Annual Net Sales” means the Net Sales in the applicable Calendar Year.
1.4“Alternative Technology” shall mean any technology that may be Controlled or otherwise identified by Molecular Partners or OMT and that the Parties may agree to contribute to this Agreement from time to time in accordance with Section 2.2(b)(ii) and “Alternative Technology Terms” shall mean those terms that the Parties agree in accordance with Section 2.2(b)(ii) with respect thereto.
1.5“Background IPR” means Molecular Partners Background and/or OM Background, as the context requires.
1.6“CD(s)” means companion diagnostics using [***] (or any other radio-imaging agent) for any Collaboration Product.
1.7“Clinical Supply Agreement” means the clinical supply agreement to be entered into by OMM and Molecular Partners.
1.8“Collaboration Product” means any New Candidate and/or any CD, each as designated in the Collaboration Product Notice.
1.9“Collaboration Product Notice(s)” shall have the meaning set forth in Section 2.2(f) of this Agreement.
1.10“Commercialization Trademarks” shall have the meaning set forth in Section 9.16 of this Agreement.
1.11“Competing CoC” shall have the meaning set forth in Section 2.6(a) of this Agreement.
1.12“Competing Program” means the research, development, manufacture or commercialization of any medicinal product in the Exclusive Field.
1.13“Confidential Information” means any information provided orally, visually, in writing or other form by or on behalf of one Party (or an Affiliate or representative of such Party) to the other Party (or to an Affiliate or representative of such other Party) in connection this Agreement, whether prior to, on, or after the Effective Date, including information relating to (a) the terms of this Agreement, (b) the identities of targets targeted by a New Candidate or Collaboration Product, (c) any information relating to the Manufacture or Exploitation of any New Candidate or Collaboration Product, (d) any Know-How with respect thereto developed by or on behalf of the disclosing Party or its Affiliates, and (e) the scientific, regulatory, or business affairs or other activities of either Party. For purposes of this Agreement, regardless of which Party discloses such Confidential Information to the other, (i) each Party’s Background IPR shall be Confidential Information owned by such Party (collectively with any other Confidential Information disclosed by a Party to the other, the “Solely Owned Confidential Information”) and (ii) the Data ownership shall follow the ownership principles set out in Section 4.6.
1.14“DARPin Technology” means any [***], but excluding [***].
1.15“Effective Date” shall have the meaning set forth in the preamble to this Agreement.
1.16“Exclusive Field” shall have the meaning set forth in Section 2.5(a) of this Agreement.
1.17“Exclusive Opt-In Period” means, with respect of each Exclusive Product that is not a Restricted Product, the period commencing upon [***] and ending on [***].
1.18“Exclusive Product(s)” shall mean any New Candidate which is designated as an “Exclusive Product”, pursuant to Section 2.2(b).
1.19“Exploiting Party” shall mean the Party having the lead responsibility for the Development and the Commercialization of the New Candidate or Collaboration Product pursuant to this Agreement (other than, for the avoidance of doubt, Opt-In Products, which shall be dealt with pursuant to the RDC Agreement). The Exploiting Party shall be Molecular Partners unless it becomes OMT pursuant to Sections 2.5(e).
1.20“First Commercial Sale” means the first sale (or other commercial transfer or disposition for value considered as Net Sales under this Agreement) of a Collaboration Product to a Third Party (other than to an Affiliate or sublicensee) by the Exploiting Party in any country of the Territory. Sales for test marketing, clinical-trial purposes or compassionate use shall not constitute a First Commercial Sale of such Collaboration Product.
1.21“Foreground IPR” shall mean Patent Rights, Know-How and other IPR that are discovered, or invented by or on behalf of a Party in the course of performance of activities of the R&D Program pursuant to this Agreement.
1.22“Molecular Partners Background” means all right, title and interest in any and all Patent Rights, Know-How and other IPR that are (i) Controlled by Molecular Partners as of the Effective Date or during the Term and contributed by Molecular Partners, other than those generated in the course of performance of the R&D Program pursuant to this Agreement and (ii) necessary or reasonably useful for the research, Development, Manufacture or Commercialization of New Candidates or Collaboration Products. For the sake of clarity, Molecular Partners Background includes without limitation Molecular Partners’ IPR pertaining to designed repeat proteins, including DARPin proteins, and their research, development, manufacture and clinical use and any Alternative Technology Controlled by Molecular Partners.
1.23“Molecular Partners Foreground” shall have the meaning set forth in Section 9.2(d) of this Agreement.
1.24“Molecular Partners Patents” shall have the meaning set forth in Section 9.2(e) of this Agreement.

1.25“Net Sales” means the gross amounts billed, invoiced or otherwise recognized as revenue in accordance with IFRS with respect to sales of Collaboration Products by the Exploiting Party, its Affiliates, its licensees or sublicensees, assignees and successors or its permitted subcontractors to independent or unaffiliated Third Party customers in bona fide, arm’s-length transactions, less the following permitted deductions: (a) amounts repaid, credits and allowances granted for defective or damaged Collaboration Products, returns, recalls or rejections of Collaboration Products or for billing errors or adjustments (including write-offs); (b) customary and reasonable trade, cash and quantity discounts, allowances and credits (including chargebacks); (c) excise taxes, sales taxes, duties, VAT, clawbacks and other similar taxes directly related to the sale; (d) customary rebates and chargebacks made with respect to sales paid for by competent Regulatory Authorities, their agencies and purchasers and reimbursers, public or private hospitals, managed health care organizations, group purchase organizations or trade customers; (e) price protection adjustments; (f) amounts provided or credited to customers or patients through coupons and other discount programs; (g) wholesaler fees and other expenses actually incurred for distribution and logistics (including freight, postage, shipping, customs, duties and shipping insurance and other transportation charges directly related to the distribution of Collaboration Products); (h) delayed ship order credits, discounts or payments related to the impact of price increases between purchase and shipping dates or retroactive price reductions; (i) fee for service payments to customers for any non-separable services (including compensation for maintaining agreed inventory levels and providing information); and (j) other reductions or specifically identifiable amounts deducted for reasons similar to those listed above in accordance with IFRS, provided that:
if any Collaboration Product(s) is sold by the Exploiting Party or any of its Affiliates, its licensees or sublicensees or its permitted subcontractors to customers together with any other product(s) (including CDs) (“Other Products”) as a package or bundle (“Bundle”), that (i) benefits such Other Products at the expense of the Collaboration Product(s) or (ii) benefits the Collaboration Product(s) at the expenses of the Other Products, such Bundle shall be disaggregated for the purposes of revenue recognition such that each product included in such Bundle is attributed the fair and appropriate level of revenue.
Collaboration Products are considered “sold” when billed out or invoiced in connection with an arms’ length sale. If a Collaboration Product is delivered to a Third Party before being invoiced (or is not invoiced), Net Sales will be calculated at the time all of the revenue recognition criteria under IFRS are met. Net Sales shall not include transfers or dispositions for no profit or for charitable purposes to the extent such transfer and dispositions are in accordance with Applicable Laws and with prevailing industry standards in the relevant country.
1.26“New Candidate(s)” means radiopharmaceutical products combining DARPin Technology and TAT Technology using 212Pb or using or combining (whether with DARPin Technology or TAT Technology) an Alternative Technology proposed by a Party, which may be developed pursuant to this Agreement, including any MTA pursuant to Section 2.2. For the avoidance of doubt, New Candidates shall not include products falling under the RDC Agreement.
1.27“Non-Exclusive Product(s)” means a New Candidate designated as a non-exclusive product by OMT pursuant to Section 2.2. The Parties agree that the New Candidates or Collaboration Products that are designated as Non-Exclusive Products shall not be subject to the Target

Exclusivity Provisions but shall remain subject to the Technology Exclusivity Provisions pursuant to Section 2.4(a)(i) of the RDC Agreement.
1.28“OM Background” means OMT Background and if applicable OMM Background.
1.29“OMM Background” means all right, title and interest in any and all Patent Rights, Know-How and other IPR that are (i) Controlled by OMM as of the Effective Date or during the Term and contributed by OMM, other than those generated in the course of the performance of a R&D Program, pursuant to the Clinical Supply Agreement or any commercial supply agreement; and (ii) necessary or reasonably useful for the Manufacture of Collaboration Products;
1.30“OMT Background” means all right, title and interest in any and all Patent Rights, Know-How and other IPR that are (i) Controlled by OMT as of the Effective Date or during the Term and contributed by OMT, other than those generated in the course of the performance of a R&D Program, pursuant to this Agreement, and (ii) necessary or reasonably useful for the research, Development, Manufacture or Commercialization of Collaboration Products. For the sake of clarity, OMT Background includes without limitation the TAT Technology, as well as any Alternative Technology Controlled by OMT, but does not include OMM Background.
1.31“OMT Foreground” shall have the meaning set forth in Section 9.2(a) of this Agreement.
1.32“OMT Patents” shall have the meaning set forth in Section 9.2(b) of this Agreement.
1.33“Opt-In” shall have the meaning set forth in Section 5.2 of this Agreement.
1.34“Opt-In Date” shall have the meaning set forth in Section 5.4 of this Agreement.
1.35“Opt-In Notice” shall have the meaning set forth in Section 5.2 of this Agreement.
1.36“Opt-In Product” shall have the meaning set forth in Section 5.2 of this Agreement.
1.37“Opt-In Sum” shall have the meaning set forth in Section 5.5 of this Agreement.
1.38“Product Specific IPR” shall have the meaning set forth in Section 9.2(d) of this Agreement.
1.39“R&D Budget” shall have the meaning set forth in Section 4.2(a) of this Agreement.
1.40“R&D Plan” shall have the meaning set forth in Section 4.2(a) of this Agreement.
1.41“R&D Program” shall have the meaning set forth in Section 4.1 of this Agreement.
1.42“Regulatory Exclusivity” shall mean any exclusive marketing rights or data exclusivity rights conferred by an applicable Regulatory Authority or other governmental authority in a particular country or jurisdiction within the Territory, including any regulatory data protection exclusivity, orphan drug exclusivity and paediatric exclusivity and any extensions to such exclusivity rights.
1.43“Research Term” means the period that starts on the Effective Date and ends on the [***] anniversary thereof, unless otherwise extended by the Parties.

1.44“Restricted Product” means, subject always to Section 2.2(g) (which shall continue to operate), (i) the first New Candidate that comprises a Collaboration Product under this Agreement; and (ii) one other New Candidate or Collaboration Product that Molecular Partners has designated as a “Restricted Product” in accordance with the terms of this Agreement, which New Candidate or Collaboration Product shall not be subject to an Opt-In.
1.45“Sole Ownership” refers generally to Molecular Partners Foreground and OMT Foreground, as the context may require.
1.46“Target Exclusivity Provisions” shall mean Section 2.5(a)(ii) of this Agreement and, for Opt-In Products, Section 2.4(a)(ii) of the RDC Agreement.
1.47“Target Notice” shall have the meaning set forth in Section 2.2(a) of this Agreement.
1.48“TAT Technology” means OMT’s IPR pertaining to the 212Pb, including its use for targeted alpha-emitter therapy, its production, and chelating agents’ design and production for targeted alpha-emitter therapy using 212Pb, but excluding [***].
1.49“Technology Exclusivity Provisions” shall mean Section 2.5(a)(i) of this Agreement and Section 2.4(a)(i) of the RDC Agreement.
1.50“Term” shall have the meaning set forth in Section 11.1 hereunder.
1.51“Territory” means worldwide.
1.52“Total Studies Cap” shall have the meaning set forth in Section 2.3(a)(i)(1) hereunder.
1.53“Triggering Date” shall mean for a Collaboration Product targeting the same target as that of the Competing Program, with respect to a Party or its Affiliates, [***].
1.54“Valid Claim” means, with respect to a particular Collaboration Product in a given country in the Territory, a claim of any of: an issued Patent or Patent application that has not: (a) expired, irretrievably lapsed or been abandoned, revoked, dedicated to the public or disclaimed; or (b) been found to be unpatentable, invalid or unenforceable by an unreversed and unappealable final decision of a Governmental Authority in such country. Notwithstanding the foregoing, if a claim of a pending application for a patent has not issued as a claim of an issued patent within [***] years after the earliest effective filing date from which such claim takes priority, such pending claim shall not be a Valid Claim for purposes of this Agreement, unless and until such claim issues as a claim of an issued and unexpired patent (from and after which time the same shall be deemed a Valid Claim subject to the foregoing).
2.DEVELOPMENT SCOPE
2.1Development scope. The objective of this Agreement is to enable the Parties to Develop a number of radiopharmaceutical drug candidates with a radioligand payload targeting such targets as the applicable Party may nominate. The Parties agree that such candidates (“New Candidates”, as provided below) shall be Developed under this Agreement either as Exclusive Products or as Non-Exclusive Products. The Parties further agree that the Parties’ respective technology contribution to each New Candidate is not limited to either DARPin Technology or TAT Technology (as applicable) and may extend to any Alternative Technology.

2.2New Candidates.
(a)During the Research Term, a Party will propose targets by way of notice in writing to the other Party including sufficient information with respect to the scientific and commercial potential of the target (each a “Target Notice”) so that the Parties can work on constructs for radiopharmaceutical products combining DARPin Technology and TAT Technology using 212Pb or using or combining (whether with DARPin Technology or TAT Technology) an Alternative Technology proposed by a Party under a MTA as set forth below. Molecular Partners may, but is not required to at this stage, indicate in the Target Notice whether the target is a Restricted Target.
(b)With respect to each target proposed by a Party under a Target Notice and within [***] of the Target Notice:
(i)the other Party (the “Rejecting Party”) may notify the JSC in writing that it refuses to work on such target (the “Rejected Target”) and in doing so shall provide a reasonable justification for such refusal which may only be based on the following criteria, provided that if evidence is required by the JSC, a Rejecting Party will provide it and may do so, if it deems it necessary via a third party under terms reasonably acceptable to each Party to preserve confidentiality:
(1)such work is conflicting with, and would lead to a potential breach of, then current binding agreement(s) between the Rejecting Party and a Third Party;
(2)the Rejecting Party can demonstrate that it has a previously established and still ongoing internal program on such target; or
(3)the Rejecting Party considers, on the basis of a reasonable and objective scientific and commercial assessment of the target proposal that such targets are unlikely to be successful.
The JSC shall be convened by the Collaboration Coordinators to discuss the above.
(ii)If neither Party sends the notice referenced in 2.2(b)(i), OMT shall promptly indicate in writing to Molecular Partners whether OMT intends to work on such target:
(1)under the present agreement or under the RDC Agreement provided that OMT shall not be entitled to opt for such work to be undertaken under the RDC Agreement: (a) if the target is already designated as a Restricted Target; or (b) without prejudice to OMT’s rights of Opt-In under this Agreement, where Molecular Partners has performed validation of a target prior to Molecular Partners issuing a Target Notice for that target, and Molecular Partners notifies OMT that Molecular Partners does not agree to that target being brought under the RDC Agreement; or (c) if the addition of the target to the RDC Agreement would lead to the number of Additional Candidates under the RDC Agreement increasing above [***] in total. For the avoidance of doubt, (i) all targets for which OMT has opted to work on under the RDC Agreement shall be subject to that agreement only, and the following terms under this Agreement shall only apply in relation to other targets; and (ii) such targets will not be counted against the two Opt-In targets pursuant to Section 5 below; and
(2)as an Exclusive Product or as a Non-Exclusive Product hereunder, provided that the scope of any exclusivity restriction applicable to any Alternative Technology and any other core commercial terms relevant to such Alternative Technology shall be agreed in writing on a case by case basis by the Parties, before any target incorporating such Alternative Technology can be designated an Exclusive Product or a Non-Exclusive Product hereunder (“Alternative Technology Terms”).
(iii)If a Rejecting Party refuses to work on a target no Target Exclusivity Provisions shall apply to that target for either Party. Further, if requested by the Party that submitted the Target Notice, the Rejecting Party shall consider in good faith removing the Technology Exclusivity Provisions in respect of such target. In the absence of an agreement, both Parties shall continue to be subject to Section 2.4(a)(i) of the RDC Agreement, for so long as the RDC Agreement remains in force, or unless otherwise agreed by the Parties.
(iv)If a target is not accepted as a New Candidate under this Section 2.2 then the Agreement shall terminate with respect to such target, subject to Sections 2.2(b)(iii) 11.5(a) and 11.5(b). For the avoidance of doubt, all licenses granted under Section 9 shall terminate with respect to such target.
(c)Within [***] Business Days of the other Party’s acceptance to work on a target, the Parties shall enter into a Material Transfer Agreement substantially in the form of the MTA entered into by the Parties in relation to DLL3 (the “MTA”), provided that (i) the [***] (ii) the standard term of an MTA shall be [***], but may be longer or subsequently extended by mutual agreement of the Parties such agreement not to be unreasonably withheld, delayed or conditioned and (iii) the terms of Section 9 (Intellectual Property) and 12 (Confidentiality) shall be applied with respect to all matters concerning IPR and confidentiality and necessary adjustments shall be made to reflect applicable materials flows. A target shall be referred to as a New Candidate once a corresponding MTA has been entered into by the Parties.
(d)There will be no limitation on the number of targets proposed by the Parties, provided however that (i) the Parties shall not be obliged to work under this Agreement (including MTAs pursuant to this Section 2.2) on more than [***] targets under a MTA and on more than [***] New Candidates (in vivo) in parallel and (ii) with respect to a New Candidate that is an Exclusive Product (including those proposed by OMT under a Target Notice), such work remains subject to the Total Studies Cap.
(e)Either Party may substitute a target in the R&D Program provided that both Parties agree on such substitution (each acting reasonably). To effect such substitution, the Party proposing a substitution shall notify the other Party in writing and shall provide all relevant technical, scientific, safety and therapeutic information about the proposed substitution target, including how it will impact the R&D Program and the benefits and risks of substitution over the target it will replace.
(f)Within [***] of the earlier of (i) the completion of the preclinical activities contemplated in the MTA with respect to any given New Candidate and (ii) the term of the MTA with respect to such New Candidate, Molecular Partners can notify OMT that the New Candidate is nominated as a Collaboration Product, by serving a notice in writing on OMT (each a “Collaboration Product Notice”), with respect to up to a maximum of [***] Collaboration Products.
(g)Molecular Partners shall indicate in the Collaboration Product Notice, or in response to an Opt-In Notice in accordance with Section 5.3, whether a Collaboration Product is a Restricted Product. Molecular Partners shall not designate as a Restricted Product:
(i)any immediately successive Collaboration Product for which OMT wishes to Opt-In as follows a Collaboration Product designated as a Restricted Product; or
(ii)a Collaboration Product that corresponds to a target proposed by OMT in a Target Notice, provided that where a target proposed by OMT is substituted in accordance with Section 2.2(e) with a target proposed by Molecular Partners, the prohibition in this Section 2.2(g)(ii) shall not apply to the substituted target, provided always that if a New Candidate or Collaboration Product that has been designated as a Restricted Product fails and is terminated hereunder, Molecular Partners’ right to designate an additional New Candidate or Collaboration Product as a Restricted Product shall be renewed on and always subject to this Section (g). For the avoidance of doubt, this renewal right is not limited to a single use (i.e., where multiple Restricted Products have failed).
(h)Each New Candidate notified to OMT under a Collaboration Product Notice shall be considered a Collaboration Product. A Collaboration Product will remain subject to its Exclusive Product or Non-Exclusive Product, Restricted Product designation, as applicable, and all rights and obligations in relation thereto under this Agreement shall apply unless otherwise agreed.
2.3Performance.
(a)During the Research Term, the Parties shall conduct the R&D Program pursuant to the terms and conditions set forth in Section 4, whereby the Parties agree that:
(i)With respect to:
(1)each Exclusive [***] contribute and [***] all [***] described in the R&D Plan, in each case up to determination of the [***] for such Exclusive Product as required under the R&D Program for that Exclusive Product, within the limits of the aggregate time and resources set out in Exhibit B ( “Total Studies Cap”); and
(2)each Non-Exclusive Product, [***] but no more than [***] each for [***].

(ii)Molecular Partners shall contribute and complete all Development activity time and resource (including both internal and external cost and expense) under the R&D Program for Exclusive Products and Non-Exclusive Products including by being responsible for the conduct of [***]. The Parties share the objective that the final report and full data package of the [***] be received by both Parties no later than [***] after conclusion of such study.
(iii)Each Party shall perform the respective activities allocated to them under the R&D Program in good scientific manner and in compliance with all Applicable Laws, and, subject to the limits provided above, shall allocate sufficient time, effort, equipment, and skilled personnel as necessary to complete such activities successfully and promptly.
(b)OMT shall be entitled to exercise the Opt-In (on a maximum of two occasions) in accordance with Section 5 in relation to Collaboration Products that are Exclusive Products and that are not Restricted Products, and provided that [***] until the [***].
(c)If [***] has [***] (other than to the extent [***] will be construed [***] in which case, [***] may (i) [***] or, alternatively, or cumulatively if after [***] from the Target Notice (ii) elect [***];
(d)With respect to any given Collaboration Product that is not an Opt-In Product and subject to the Collaboration Product receiving MAA and appropriate reimbursement approvals in a country of the Territory, Molecular Partners shall use Commercially Reasonable Efforts to Commercialize such Collaboration Product in such part of the Territory as Molecular Partners shall reasonably nominate (taking due account of all dependencies upon OMT or its Affiliates for the fulfilment of such Commercialization obligations (including as to supply and associated logistics)).
(e)OMT shall procure that OMM shall enter into the Clinical Supply Agreement and any commercial supply agreement agreed between OMM and Molecular Partners under the RDC Agreement and in accordance with Section 6.
(f)Molecular Partners may at any time, notify OMT of Molecular Partners’ decision to terminate a R&D Program with respect to a New Candidate or Collaboration Product based on a reasonable and objective scientific assessment of the R&D Program, that the R&D Program is unlikely to lead to a successful Collaboration Product or that Molecular Partners has a bona fide concern regarding the commercial viability of a Collaboration Product, provided that such notice shall include reasonable justification of Molecular Partners’ determination. Any such decision shall first be referred to the JSC for discussion as to whether such termination shall be subject to an Agreed Release Confirmation, but failing agreement of any Agreed Release Confirmation, Molecular Partners can unilaterally end an R&D Program, which will terminate the Agreement with respect to such New Candidate or Collaboration Product, subject to Sections 2.5(c) and 2.5(e).
2.4Application of RDC Agreement Terms.
(a)The terms as set out in Exhibit C, which are included by reference to the RDC Agreement Section numbers (and modify those underlying RDC Agreement provisions, as necessary) shall apply to this Agreement.

(b)With respect to each of the provisions referred to in Exhibit C, references to the “R&D Plan”, “Collaboration Coordinators(s)”,”Collaboration Products(s)”,“Clinical Supply Agreement” and this “Agreement” are references to the equivalent defined terms under this Agreement, and references to “Exhibit”, “hereto” and “herein” are references to provisions in this Agreement and its Exhibits. Further, references to “OMM” should be interpreted so as to also extend to any other OMT Affiliate who is a party to the Clinical Supply Agreement and any Commercial Supply Agreement from time to time.
2.5Exclusivity for Exclusive Products.
(a)Following a designation of exclusivity for a New Candidate pursuant to Section 2.2(b)(ii), as from [***] until the [***], unless with respect to a Party, to the extent the exclusivity described herein (or a part thereof) is specifically terminated in accordance with this Agreement, the Parties shall each respectively procure that they and/or their respective Affiliates shall exclusively (both on a direct and indirect basis) undertake research and Development activities on, and undertake not to directly or indirectly conduct (including through the grant of a license), participate in, fund, on its own or in collaboration with any Third Party or Affiliate, any programs directed to (i) [***] or an [***]; and/or (ii) [***].
(b)If the JSC determines that the results of the R&D Program with respect to any New Candidate or Collaboration Product are unsatisfactory, the Parties shall consider in good faith terminating this Agreement with respect to the New Candidate or Collaboration Product and if it is an Exclusive Product, releasing Target Exclusivity Provisions and the Technology Exclusivity Provisions with respect to such New Candidate or Collaboration Product (each an “Agreed Release Confirmation”)
(c)Unless otherwise provided in an Agreed Release Confirmation, in the event that a New Candidate is not nominated as a Collaboration Product or that this Agreement is terminated with respect to a New Candidate or Collaboration Product and provided that:(x) such termination is not pursuant to Section 11.2 for OMT’s uncured material breach of its obligations hereunder with respect to such a New Candidate or Collaboration Product; and(y) such termination occurred after successful completion of IND enabling studies for such Collaboration Product, and a candidate on the same target as such New Candidate or Collaboration Product is then subsequently developed by Molecular Partners (on its own or with a Third Party) with an isotope other than Pb212, OMT shall be entitled to a royalty constituting [***] of the Royalty Payment hereunder for such candidate (whether a Non Exclusive Product or an Exclusive Product) on and subject to equivalent terms to the provisions of Section 7 (including the applicable step-downs).
(d)Notwithstanding the foregoing, OMT acknowledges that Molecular Partners has existing agreements with Third Parties in the Exclusive Field as summarized in Exhibit A (such agreements in their current form being referred to as the “Existing Contracts”) and agrees that Molecular Partners remains entitled to perform its obligations under the Existing Contracts and that such performance shall not constitute a breach of the exclusivity obligations hereunder as long as such Existing Contracts are not expanded.
(e)Where Molecular Partners has terminated an R&D Program pursuant to Section 2.3(f), and provided that such termination is not pursuant to Section 11.2 for OMT’s uncured material breach of its obligations hereunder with respect to such a New Candidate or Collaboration

Product or any uncured material breach by OMM of the Clinical Supply Agreement, OMT may notify Molecular Partners that it wishes to continue to Develop and potentially Commercialize such New Candidate or Collaboration Product, and elect, at its discretion, to:
(i)continue such Development outside of this Agreement, in which case: (x) Molecular Partners’ performance obligations under this Agreement pursuant to such New Candidate or Collaboration Product shall be deemed terminated; such New Candidate or Collaboration Product shall cease to be a New Candidate or Collaboration Product under this Agreement; and (y)  OMT shall pay [***] with respect to such New Candidate or Collaboration Product. If a candidate on the same target as such New Candidate or Collaboration Product is then subsequently Commercialized by OMT (on its own or with a Third Party), Molecular Partners shall be entitled to a royalty constituting [***] on and subject to equivalent terms to the provisions of Section 7 (including the applicable step-downs); or
(ii)assume the lead for the Development of such New Candidate or Collaboration Product under this Agreement, in which case OMT shall have the applicable rights and assume the applicable obligations of Molecular Partners pursuant to Sections 2.3, 3 and 4 each applied mutatis mutandis and Molecular Partners shall have the applicable rights and assume the applicable obligations of OMT pursuant to Sections 2.3, 3 and 4 each applied mutatis mutandis provided that the Parties will discuss in good faith to reach an agreement as to their respective responsibilities under this new structure (including as to the approach to exclusivity). Unless otherwise agreed by Molecular Partners, OMT may not exercise it rights of Opt-In in respect of such Collaboration Product. For the purposes of Section 7, OMT shall be the Exploiting Party in respect of such New Candidate or Collaboration Product. For the avoidance of doubt, Molecular Partners shall provide DARPins to OMT and related support consistent with its obligations under the Commercial Supply Agreement or Clinical Supply Agreement (as applicable), which shall continue to apply mutatis mutandis solely with respect to such activities.
(f)If this Agreement is terminated pursuant to Section 11.2 and an Agreed Release Confirmation has not been agreed by the Parties for any New Candidate or Collaboration Product that is an Exclusive Product, the Target Exclusivity Provisions and Technology Exclusivity Provisions under Section 2.5(a)(i) of this Agreement shall survive for the Party in default for a period of [***] following the default (and for the avoidance of doubt, the Technology Exclusivity Provisions under Section 2.4(a)(i) of the RDC Agreement shall survive as long as the RDC Agreement is in force), while the non-defaulting Party shall be released from its obligations under the Target Exclusivity Provisions and Technology Exclusivity Provisions provided always that the [***], or is [***]. If an Agreed Release Confirmation has been agreed by the Parties for any New Candidate or Collaboration Product that is an Exclusive Product, then the terms of that Agreed Release Confirmation shall take priority over this Section 2.5(f).

2.6Exclusivity Obligations in case of Change of Control.
(a)In the event that (i) a Party becomes subject to a Change of Control after the Effective Date, and (ii), as of the closing date of such transaction or the date such Party enters into such transaction, the Third Party involved in the Change of Control or its Affiliates at such time (the “Acquiror Group”) is engaged in the Development manufacture, or Commercialization of a Competing Program (such Change of Control, a “Competing CoC”), such Party shall notify the other Party as soon as reasonably possible after the first public disclosure or signing of the transaction (provided this may be disclosed without breaching regulatory requirements).
(b)Following the Competing CoC becoming effective:
(i)the Party being subject to the Competing CoC shall [***] or [***];
(ii)before the [***], the Party being subject to the Competing CoC [***], or Commercialization of a Competing Program;
(iii)in all circumstances, the Parties shall [***] are subject to [***]; and
(iv)if the Party being subject to the Competing CoC [***] of the [***]. If the Remaining Party is [***] for the [***]. For the avoidance of doubt, the Party being subject to the [***]
3.GOVERNANCE
3.1Collaboration Coordinators.
(a)Collaboration Coordinators shall be appointed by the Parties under this Agreement at the Effective Date, matching those individuals currently appointed by the Parties under the RDC Agreement. Each Party may in its sole discretion replace its Collaboration Coordinator under this Agreement at any time by notice in writing to the other Party. In addition to the roles and responsibilities of the Collaboration Coordinators set out in the RDC Agreement (as effective under this agreement pursuant to Section 2.4), the Collaboration Coordinators shall ensure that the Parties coordinate the governance activity across each of the RDC Agreement and this Agreement to avoid duplication and minimise conflicts.
3.2Joint Steering Committee.
(a)Establishment, Responsibilities. The Parties representatives under the Joint Steering Committee” or “JSC” for this Agreement shall consist of the [***] representatives appointed by each of OMT and Molecular Partners under the RDC Agreement and they shall have the following responsibility for coordinating all activities under, and pursuant to, this Agreement.
(i)The JSC shall coordinate and facilitate the exchange of information between the Parties in compliance with this Agreement in order to ensure that significant regulatory, technical scientific or safety issues concerning the activities hereunder are addressed consistently and in a timely manner.

(ii)The JSC shall discuss the then current R&D Plan for each New Candidate and Collaboration Product and any updates thereto pursuant to Section 4.2(c).
(iii)The JSC shall (without prejudicing any pre-agreed timelines and subject to Section 4.2(c)) review, comment on and approve all regulatory filings and communications for the Collaboration Products and shall discuss and decide on matters concerning Clinical Trials performed under a R&D Plan.
(iv)The JSC may discuss issues relating to any proposed publication, communication or other disclosure regarding a New Candidate, Collaboration Product or activities conducted under this Agreement.
(v)The JSC shall discuss and, as applicable, try to resolve any disputed financial aspects arising from Royalty Payments and more generally, the JSC shall try to resolve any dispute or claim arising out of, relating to or in connection with any provision of this Agreement.
(vi)The JSC may agree to establish one or more subcommittees operating under its authority to address technical, financial, intellectual property and operational issues arising from activities conducted under this Agreement and establish the operating rules and delegated competencies thereof.
For the avoidance of doubt, as long as both the RDC Agreement and this Agreement are in effect, the JSC shall be the same under both agreements.
(b)Quorum, Consensus. [***] of the JSC will constitute a quorum for any meeting, provided that at least [***] representative from each Party is present. Decisions of the JSC shall be based on the consensus of representatives of both Parties. In the event that the JSC cannot agree on a matter at a JSC meeting or within a period of [***] thereafter, such matter or dispute shall be escalated to OMT and Molecular Partners’ respective Executive Officers, who shall confer in good faith on the resolution of the issue and attempt to decide on such matter or settle such dispute within [***], or such longer period as may be mutually agreed. Any final decision mutually agreed to by the Executive Officers shall be conclusive and binding on the Parties.
3.3Resolution of Disputes. In the event that the respective Executive Officers cannot decide on the matter or settle such dispute within the designated period set forth in Section 3.2(b), the following shall apply during the Term with respect to any given New Candidate or Collaboration Product:
(a)[***] shall have final decision-making authority for all [***] and any [***], provided that [***]. For the avoidance of doubt [***] shall have sole decision making authority with respect to, without limitation:
(i)[***] (as updated by the Parties by mutual written agreement, if applicable);
(ii)[***];
(iii)[***];
(iv)[***];

(v)[***]; and
(vi)[***].
(b)As between [***] shall have final decision-making authority with respect to the [***] and the [***], provided that [***], in each case, as long as the [***].
(c)If the Parties are unable to resolve the matter of dispute through their Executive Officers as set forth in Section 3.2(b), and subject to [***] final decision making authority pursuant to Section 3.2(a), OMT and Molecular Partners shall submit the matter to a mediation by experts in accordance with the procedure agreed under Section 3.3(e) of the RDC Agreement (applying mutatis mutandis).
(d)In exercising its final decision making pursuant to this Section 3.3, neither Party shall have the authority to increase the obligations of the other Party, diminish the rights of the other Party or otherwise modify the MTA, this Agreement, the Clinical Supply Agreement or any commercial supply agreement.
3.4Dissolution of the JSC. The JSC shall extend to the subsequent Development (including conduct of Clinical Trials), of subsequent New Candidates and Collaboration Products.
4.R&D PROGRAM
4.1R&D Program
Irrespective of which Party submitted a Target Notice, Molecular Partners shall research and Develop the New Candidates and Collaboration Products and OMT shall contribute to that research and Development as agreed in the MTA and the R&D Plan, subject always to Section 2.3(a) (with respect to each New Candidate or Collaboration Product a “R&D Program”).
4.2R&D Plans and Budgets.
(a)The R&D Program shall be performed, on a New Candidate by New Candidate and Collaboration Product-by-Collaboration Product basis and, where relevant, a country-by-country basis, in accordance with a general work plan which shall describe, in reasonable detail, the research and Development activities and phases to be performed under the R&D Program for the relevant product, including pre-clinical study designs, clinical trial descriptions for all proposed targets, specific activities and deliverables to be performed and provided by the Parties, estimated timelines, and key milestones (“R&D Plan”) as well as the associated estimated costs per study, subject to the Total Studies Cap (“R&D Budget”). The R&D Budget shall include the estimated costs and expenses of Development (including external and internal, and notably CMC development costs) for the relevant product in each Calendar Year of the corresponding Term, including the Clinical Transfer Price and all Logistics Costs which shall borne by Molecular Partners on and subject to the terms of the Clinical Supply Agreement. The initial R&D Budget will cover the [***] period from the first target nomination; provided that, if the assumptions set out in the R&D Budget were to vary without OMT’s agreement, OMT shall not be bound to continue performing the affected activities and the Parties shall confer to discuss how to adjust the R&D Budget accordingly.

(b)After the each target nomination and subject to Section 3.3(a), the Parties will agree on a R&D Plan and corresponding R&D Budget for the applicable New Candidate and Collaboration Product.
(c)The JSC shall review and, as required, update the then current R&D Plans at least [***] provided that such revisions shall be always consistent with applicable industry standards for that New Candidate or Collaboration Product;
(d)Under the R&D Program and prior to any Opt-In by OMT:
(i)Molecular Partners shall be responsible for certain pre-clinical/clinical and other Development activities with respect to the New Candidates and Collaboration Products subject to OMT providing input with respect to Development and integration of the TAT Technology or Alternative Technology under its Control and such other Development activity as assigned to OMT in the corresponding R&D Plan;
(ii)OMT shall be responsible for certain pre-clinical/clinical and other Development activities with respect to the New Candidates and Collaboration Products as assigned to OMT in the corresponding R&D Plan subject to Molecular Partners providing input with respect to Development and integration of the DARPin Technology and its Alternative Technology (if applicable) as set out in the corresponding R&D Plan; and
(iii)Prior to the Opt-In, Molecular Partners shall be the regulatory lead for any Clinical Trials and any subsequent CTA/IND/BLA submissions and OMT shall not have a role in the Development or regulatory affairs of the Collaboration Products beyond the Development activities set out in the R&D Plan, provided however Molecular Partners shall provide regular updates and seek input from OMT especially for Exclusive Products.
4.3Clinical Trials.
(a)Subject to any Opt-In by OMT, Molecular Partners shall be the Sponsor for all Clinical Trials of the Collaboration Products, with sole discretion as to the clinical trial design or protocol development for any Clinical Trial or the Clinical Trial footprint (site mapping). Molecular Partners shall provide OMT through the JSC with regular updates as to the design, results and progress of such Clinical Trials and will consider and seek to include OMT’s comments in good faith.
(b)OMT shall:
(i)procure the provision of all reasonably necessary support (including technical, CMC and consulting support) as is required with respect to CTA/IND/BLA submissions and their respective activities designated in the R&D Plan, including setting up the supply chain for the supply of the Collaboration Products, to the exclusion of those components supplied by Molecular Partners or its subcontractors, including as to [***] (as the case may be), [***] (and associated logistics arrangements) in compliance with Nuclear Activity Laws all subject to a reasonable agreed lead time for initiation of Clinical Trials.

(ii)provide Molecular Partners with any reasonable assistance as required by any interactions with Regulatory Authorities in relation to a Collaboration Product;
(iii)be available, or procure its relevant Affiliates or subcontractors are available, for the auditing or qualification activities, under such terms as may be agreed between the Parties with respect to such Affiliates; and
(iv)assume any other responsibilities as may be agreed upon by the Parties.
(c)Each Party shall ensure compliance with all Applicable Laws pertaining to safety reporting for the Clinical Trials set forth in an R&D Plan and related safety activities in relation to a Collaboration Product.
4.4Regulatory Filings, Ownership.
(a)Responsibility. Subject to any Opt-In by OMT with respect to an applicable Collaboration Product, Molecular Partners will be responsible for the preparation and filing of all Regulatory Documentation under the relevant R&D Program, including (as applicable) filing the CTA/IND/BLA, and other regulatory filings, and for all regulatory communications concerning the Collaboration Products (subject to OMM’s right and obligation, as long as it is the Manufacturer of the Collaboration Product, to submit filings comprising Regulatory Documentation relating to the Manufacturing of the Collaboration Product or as relates to 212Pb).
4.5Drug Master Files; Rights of Reference. OMT shall procure that Molecular Partners is afforded rights of access and reference with respect to the Regulatory Documentation of OMT and its Affiliates (other than OMM) to the extent such Regulatory Documentation falls within OMT Background, equivalent to those granted to Molecular Partners under the Clinical Supply Agreement by OMM and that, where necessary, it shall provide appropriate notification of such access and reference rights to the applicable Regulatory Authorities.
4.6Data. Notwithstanding Section 9, the Parties agree that any and all Data shall be jointly owned in equal shares by the Parties to the extent such Data are related to joint activities and not either Party’s Background IPR. The Parties shall grant to each other the right to use the Data, in such manner as set forth in Section 4.1. The Parties acknowledge and agree that any use of the Data which requires the consent of a patient must comply with the terms of the corresponding Patient’s Informed Consent Form (“ICF”).
5.OPT-IN AND CONSEQUENCES OF OPT-IN EXERCISE
5.1Molecular Partners shall notify OMT [***] of the cost and expense incurred by Molecular Partners with respect to each Exclusive Product and keep OMT regularly informed through the JSC of Development Data and results to each Exclusive Product which is not a Restricted Product in each case from the Effective Date to the Opt-In Date for such Exclusive Product or the Opt-In Date of the second effective Opt-In under this Agreement, if earlier.
5.2With respect to up to [***] Exclusive Products that are not Restricted Products (each an “Opt-In Product”), OMT shall have the right during the Exclusive Opt-In Period, subject to Section 5.3, to increase its participation in the Development and Commercialization of that Opt-In Product by converting such Opt-In Product to a Collaboration Product that will, from the Opt-In Date, comprise a Collaboration Product under the RDC Agreement with OMT as the Sponsor or the then potential applicable Exploiting Party (with the first right to exercise the Option thereunder, subject to satisfaction of Section 6 of the RDC Agreement) for such Collaboration Product (the “Opt-In”). OM shall exercise its rights to Opt-In by providing to Molecular Partners during the Exclusive Opt-In Period, a written notice of proposed Opt-In for the applicable Opt-In Product (“Opt-In Notice”).
5.3Promptly upon receipt of the Opt-In Notice, Molecular Partners shall, to the extent it has not designated a second New Candidate as a Restricted Product and subject to Section 2.2(g) have the right to reject such application in writing with respect to no more than [***] Opt-In Product (subject to any renewal of Molecular Partners’ rights under Section 2.2(g)) by designating that Opt-In Product as a Restricted Product. The first New Candidate shall automatically be a Restricted Product and cannot without specific agreement between the Parties be subject to an Opt-In Notice.
5.4With respect to an Opt-In Product that is subject to an Opt-In by OMT, such Opt-In shall only be complete and effective once OMT has paid Molecular Partners (and Molecular Partners has received) the Opt-In Sum (the “Opt-In Date”).
5.5The consideration payable by OMT with respect to its right to exercise the Opt-In shall be payment to Molecular Partners of [***] of the Development cost and expense incurred by Molecular Partners with respect to the Opt-In Product from the Effective Date to the Opt-In Date (“Opt-In Sum”). Such payment shall be made by OMT to Molecular Partners within forty five (45) days following receipt of a corresponding invoice from Molecular Partners unless otherwise agreed between the Parties.
5.6On the Opt-In Date:
(a)This Agreement will terminate with respect to the relevant Opt-In Product;
(b)OMT shall be responsible for (at its sole cost and expense) the preparation and filing of all Regulatory Documentation to the extent required to effect to the transfer of Development and Commercialization responsibility for the Opt-In Product undertaken under this Agreement to OMT and any associated data or know how transfer costs; provided that Molecular Partners will use Commercially Reasonable Efforts to transfer the IND and other Regulatory Filings related to the Opt-In Product to OMT within [***] of the Opt-In Date, and shall provide all necessary assistance and documents to OMT so that OMT can act as the sponsor of the Opt-In Product and perform other Development activities assigned to it;
(c)the RDC Agreement shall be deemed to apply to the Opt-In Product as if it were a Collaboration Product under the RDC Agreement with OMT as the applicable Exploiting Party thereunder, taking responsibility for Sponsorship of Clinical Trials and Commercialization of the Opt-In Product and an amendment of the RDC Agreement shall be agreed to reflect the addition of an additional Collaboration Product. For the avoidance of doubt the Collaboration Cost and profit sharing under the RDC Agreement for the Opt-In Product shall commence on the Opt-In Date; and
(d)OMT shall be responsible for the Manufacture of the Opt-In Product and submission of the Manufacturing and Logistics Requirements unless otherwise agreed by the Parties in writing or provided in the Clinical Supply Agreement or Commercial Supply Agreement.

6.MANUFACTURING AND SUPPLY
6.1Clinical Supply. The Parties shall ensure Molecular Partners and OMM expand the Clinical Supply Agreement and associated Quality Agreement negotiated pursuant to the RDC Agreement (on equivalent terms to products that are subject to the RDC Agreement) for each Collaboration Product and, subject to OMM executing the Clinical Supply Agreement (once agreed by the Parties thereto), OMM shall have the exclusive right to Manufacture each Collaboration Product, using Molecular Partners’ supplied DARPin proteins or such other Alternative Technology as may be applicable during the Term on and subject to the terms of the Clinical Supply Agreement. For the avoidance of doubt, if this Agreement is terminated with respect to any Collaboration Product (other than by Molecular Partners under Sections 11.2 or 11.3) , the Clinical Supply Agreement will be terminated with respect to such Collaboration Product, provided that if Molecular Partners is the Sponsor of any ongoing Clinical Trial at the time, the Clinical Supply Agreement will stay in force as long as needed for Molecular Partners to unwind or complete such Clinical Trial .
6.2Commercial Supply. The Parties shall ensure that the Collaboration Products are included in the Commercial Supply Agreement, Quality Agreement and pharmacovigilance agreement negotiated pursuant to the RDC Agreement (on equivalent terms to products that are subject to the RDC Agreement) pursuant to which OMM shall have the exclusive right to Manufacture each Collaboration Product, using Molecular Partners’ supplied DARPin proteins or such other Alternative Technology as may be applicable during the Term on and subject to the terms of the Commercial Supply Agreement. For the avoidance of doubt, if this Agreement is terminated (other than by Molecular Partners under Sections 11.2 or 11.3) with respect to any Collaboration Product, the Commercial Supply Agreement will be terminated with respect to such Collaboration Product, subject to any requirements under that agreement relating to termination and any regulatory requirements.
6.3Continuity of supply.
In case of a Supply Exit, all Royalty Payments hereunder shall be reduced by thirty-five per cent. (35%) for such impacted Collaboration Product(s). For the avoidance of doubt, in case of a Supply Exit concerning certain Collaboration Products only, OMM shall no longer be the exclusive supplier for such Collaboration Products concerned by the Supply Exit.
7.FINANCIALS
7.1Royalty Payments.
(a)Royalties. On (i) an Exclusive Product-by-Exclusive Product basis, with respect to Exclusive Products and (ii) a Non-Exclusive Product-by- Non-Exclusive Product basis, with respect to Non-Exclusive Products, the Exploiting Party shall pay royalties (the “Royalty Payment”) to the other Party on the applicable portion of Annual Net Sales of each Exclusive Product or Non-Exclusive Product (as applicable) in the Territory by the Exploiting Party, its Affiliates, and sublicensees at the applicable rate(s) set forth in the applicable tables below:

Portion of Annual Net Sales of Exclusive Products in the Territory	Royalty Payment
That portion of Annual Net Sales for an Exclusive Product in the Territory that is [***]	[***]
That portion of Annual Net Sales for an Exclusive Product in the Territory that is [***]	[***]
That portion of Annual Net Sales for an Exclusive Product in the Territory that is [***]	[***]

Portion of Annual Net Sales of Non- Exclusive Products in the Territory	Royalty Payment
That portion of Annual Net Sales for a Non-Exclusive Product in the Territory that is [***]	[***]
That portion of Annual Net Sales for a Non-Exclusive Product in the Territory that is [***]	[***]

That portion of Annual Net Sales for a Non-Exclusive Product in the Territory that is [***]	[***]

Royalties under this Section 7.1 shall be payable during the period of time commencing on the First Commercial Sale of a Collaboration Product in a country and, on a Collaboration Product-by-Collaboration Product basis, ending upon the later of: (i) ten (10) years from the date of First Commercial Sale of such Collaboration Product in such country; and (ii) the date of expiration of the last-to-expire Valid Claim covering the Collaboration Product in such country and (iii) the date of expiration of the last-to-expire Regulatory Exclusivity related to such Collaboration Product in such country (the “Royalty Term”).
7.2Reduced Royalty Payments; Royalty Stacking. Notwithstanding Section 7.1 above, in the event that one of the following events described below happens during the Royalty Term for a Collaboration Product, on a Collaboration Product-by-Collaboration Product basis, the Exploiting Party’s Royalty Payment payable to the other Party shall be reduced as set forth below (for as long as there is no such Valid Claim or there is such a biosimilar product of the Collaboration Product, as applicable, at the time of the applicable Collaboration Product sale):

Event	Royalty Rate reduction percentage
[***]	[***] of the applicable Royalty Payment
Biosimilar competition for such Collaboration Product reaches [***] in a country.	[***] of the applicable Royalty Payment
Biosimilar competition for such Collaboration Product reaches [***] in a country.	[***] of the applicable Royalty Payment
Biosimilar competition for such Collaboration Product reaches [***], in a country.	[***] of the applicable Royalty Payment

For purposes of the foregoing table, biosimilar competition means the sale of biosimilars of a Collaboration Product commercially launched in such country by a Third Party not authorized by the Exploiting Party, as compared to the sale of such Collaboration Products in that country.
In addition, if, during the Royalty Term for Collaboration Product, the Exploiting Party enters into a license under or acquires any Patent right of a Third Party that is necessary for the Exploiting Party, its Affiliates or its or their (direct or indirect) sublicensees to Develop Collaboration Products or otherwise Exploit the Collaboration Products in the Exclusive Field in any country of the Territory, provided that the Exploiting Party shall notify the other Party prior to entering such Third Party license, Royalty Payments payable to the other Party under Section 7.1 during the applicable Calendar Year shall be reduced by the amount equal to [***] of the royalty payable to such Third Party in connection with the sale of Collaboration Products in the Exclusive Field during the same Calendar Year under such Third Party license. If the Parties are unable to agree upon whether such license is necessary for the Exploiting Party, its Affiliates or Sublicensees to exercise the Exploiting Party’s rights under this Agreement, the dispute shall be submitted for determination by an independent intellectual property attorney mutually selected by the Parties (or, if the Parties cannot agree, then the Parties shall each appoint one (1) independent intellectual property attorney and the two (2) independent intellectual property attorneys thus appointed shall choose the third independent intellectual property attorney), and the decision of such attorney shall be final and binding on the Parties with respect to whether such license is necessary in accordance with this Section 7.2.
The Royalty Payments pursuant to Section 7.1 shall not be reduced by more than [***] of the amounts set forth in Section 7.1 as a result of the reductions set forth in Section 7.2.
7.3Reporting. Royalty Payments and Other Consideration shall be calculated and reported for each Calendar Quarter within [***] after the end of each Calendar Quarter (the “Financials Report”). With delivery of such report, the Exploiting Party shall also pay the corresponding amount of the Royalty Payment and Other Consideration due to the other Party, if any. Each Financials Report shall include quarterly Net Sales and separate details of any Other Consideration by the Exploiting Party, its Affiliates and Sublicensees in the Territory for each Exclusive Product during the applicable Calendar Year, which report shall include the gross amounts invoiced and Annual Net Sales, the royalties payable, how such royalties payable amounts were calculated (including an accounting of any reductions in applicable royalty rates and/or deductions in determining Annual Net Sales), and the exchange rates used.

7.4If the other Party has objections against the Financials Report provided to it by the Exploiting Party, it shall send a written objection notification to the Exploiting Party which shall explain its reasoning for the objection. Upon the Exploiting Party receipt of the objection notification, the Parties shall promptly schedule a meeting of the Executive Officers to discuss and prepare a decision of the Parties to resolve or settle the dispute. If the Executive Officers cannot agree on a proposal for a respective decision or if the Parties cannot mutually agree to resolve or settle the dispute, the dispute shall be escalated to arbitration pursuant to Section 13.3.
7.5The Exploiting Party shall pay to the other Party an amount equal to the following percentage of any consideration (or the fair market value of any non-cash consideration) received by it or its Affiliates or successor, in return for the license, sublicense or assignment of the Exploiting Party’s rights to Develop or Commercialize any Collaboration Product, including any upfront, development or commercial milestones but excluding any royalty based on Net Sales of the Collaboration Product (together, in the aggregate over the Term, the “Other Consideration”):

Portion of the Other Consideration	Percentage
On the portion of Other Consideration below [***]	[***]
On the portion of the Other Consideration between [***]	[***]
On the portion of the Other Consideration above [***]	[***]

8.PAYMENT TERMS
8.1Payment Terms.
(a)For all payments or costs for which a Party (the “Owing Party”) is obligated to pay to or to reimburse the other Party (the “Owed Party”) pursuant to this Agreement (and for which no specific provision is made hereunder for such payment), the Owed Party shall send to the Owing Party an invoice for such amount within [***] of (i) receipt of the relevant Financials Report or (ii) any other point in time on which it is determined under this Agreement that an amount is payable by the Owing Party to the Owed Party, which invoice shall include a reference to the section of this Agreement under which the Owed Party is requesting reimbursement or payment.
(b)Unless otherwise agreed between the Parties payment with respect to each such invoice shall be due within [***] after receipt by the Owing Party thereof. Any undisputed invoice which is not paid by its due date shall incur a late payment fee at the rate of [***] per month, compounded monthly, or at the highest rate permitted under the governing law as set forth in Section 13.2, if less.
(c)All amounts due hereunder shall be paid by the paying Party in Euros by electronic funds transmission to the receiving Party’s designated bank account as indicated in the respective invoice or as the receiving Party may from time to time otherwise designate by written notice to the paying Party. Any costs of bank wire transfer shall be borne by the paying Party.

9.INTELLECTUAL PROPERTY
9.1Background IPR.
Each Party is and shall remain the sole and exclusive owner of all its Background IPR and this Agreement shall not affect such ownership. Except as expressly stated in this Agreement, no licenses nor any other rights, implied or otherwise, are granted by a Party to the other Party under its Background IPR. For clarity, each Party shall remain the sole and exclusive owner of all Patent Rights, Know-How and other IPR related to a New Candidate or Collaboration Product which the Party owns or otherwise Controls on or before the Effective Date or which is generated by a Party outside of the R&D Program.
9.2Foreground IPR (pre-Opt-In, or in the absence of an Opt-In)
With respect to Opt-In Products that are subject to a successful Opt-In this Section 9.2 shall only apply up to the Opt-In Date.
OMT Foreground IPR:
(a)All Foreground IPR that are solely related to (or constitute a modification, improvement or refinement that is specific to): (i) [***]; and/or (ii) [***].
(b)OMT shall solely own any Patent Rights that claim or that are directed to OMT Foreground (“OMT Patents”). OMT shall have the [***] to prepare, file, prosecute (including any proceedings relating to reissues, reexaminations, protests, interferences, oppositions, post-grant reviews or similar proceedings and requests for patent extensions) and maintain any OMT Patents at its own expense. If OMT elects not to prosecute any OMT Patents, it shall notify Molecular Partners where Molecular Partners is the Exploiting Party for a Collaboration Product, [***].
(c)Molecular Partners shall fully disclose in writing to OMT any and all OMT Foreground, which is discovered, developed, or invented by or on behalf of Molecular Partners, independent of whether or not such is protectable under any Applicable Laws within [***] from Molecular Partners’ awareness of such discovery, development or invention. Molecular Partners agrees to transfer and assign, and to cause its Affiliates or subcontractors to transfer and assign, and herewith transfers and assigns to OMT all of Molecular Partners’ right, title and interest in and to all OMT Foreground. OMT herewith accepts such transfer and assignment.
Molecular Partners Foreground IPR:
(d)Any and all Foreground IPR that are solely related to (or constitute a modification, improvement or refinement that is specific to): (i) [***]; and/or (iii) [***], or (ii) [***].
(e)Molecular Partners shall solely own any Patent Rights that claim or that are directed to Molecular Partners Foreground (“Molecular Partners Patents”). Molecular Partners shall have the [***] to prepare, file, prosecute (including any proceedings relating to reissues, reexaminations, protests, interferences, oppositions, post-grant reviews or similar proceedings and requests for patent extensions) and maintain any Molecular Partners Patents at its own expense. If Molecular Partners elects not to prosecute any Molecular

Partners Patents, including any Product Specific IPR, which relate to any Exclusive Product, it shall notify OMT, [***].
(f)OMT shall fully disclose in writing to Molecular Partners any and all Molecular Partners Foreground, which is discovered, developed, or invented by or on behalf of OMT, independent of whether or not such is protectable under any Applicable Laws within [***] from OMT’s awareness of such discovery, development or invention. OMT agrees to transfer and assign, and to cause its Affiliates or subcontractors to transfer and assign, and herewith transfers and assigns to Molecular Partners all of OMT’s right, title and interest in and to all Molecular Partners Foreground. Molecular Partners herewith accepts such transfer and assignment.
(g)Without prejudice to a Party’s right to manage or restructure its business as it deems appropriate, a Party shall not license, assign or transfer its Background IPRs or Foreground IPRs, including, in the case of Molecular Partners, Product Specific IP, with the effect of circumnavigating its obligations under this Agreement which obligations require that Party to license, assign or transfer Intellectual Property Rights to the other Party, including, for the avoidance of doubt, the assignment or transfer by Molecular Partners of applicable Product Specific IP related to an Exclusive Product that is not a Restricted Product until the expiry of the Exclusive Opt-In Period with respect to such Exclusive Product. In the event a Party assigns or transfers any IPR in contravention of this Section 9.2(f)9.2(f) the other Party may impose on such assignee or transferee such obligations as are necessary so that the other Party retains and obtains all of the rights to which it is entitled with respect to IPR under this Agreement.
Joint Foreground IPR:
(h)Any Foreground IPR that are related to (or constitute a modification, improvement or refinement that is specific to): (i) [***], and (ii)  [***] shall be allocated to both Parties in equal shares and shall be jointly owned by the Parties.
(i)Both Parties shall jointly own in equal shares any Patent Rights that claim or that are directed to Joint Foreground IPR.
(j)Each Party hereby agrees to transfer and assign, and to cause its Affiliates and Subcontractors to transfer and assign, and hereby transfers and assigns to the other Party, who accepts such transfer and assignment, such portion of its right, title, and interest in, to and under the Joint Foreground IPR as required for both Parties to jointly own an equal and undivided part of the Joint Foreground IPR.
Other Foreground IPR
(k)Any Foreground IPR that does not fall within the scope of Molecular Partners Foreground, OMT Foreground or Joint Foreground IPR shall be owned by either or both Parties based on inventorship.
9.3Foreground IPR (post Opt-In).
(a)Pursuant to Section 5.6(c), the RDC Agreement shall be deemed to apply to any Opt-In Product as if it were a Collaboration Product under the RDC Agreement with OMT as the applicable Exploiting Party thereunder. Accordingly, the provisions of the RDC Agreement shall apply to all Foreground IPR with respect to any Collaboration Product that is subject to a successful Opt-In from the Opt-In Date.
9.4Additional Joint IPR (to be effective Post Opt-In).
With respect to Opt-In Products that are subject to a successful Opt-In this Section 9.4 shall apply.
(a)Any Product Specific IPR developed prior to the Opt-In Date, relating to, or discovered or invented during the Development of an Opt-In Product that is subject to a successful Opt-In, to the extent that such rights solely relate to (or constitute a modification, improvement or refinement that is specific to) such Opt-In Product (“Additional Joint IPR”), shall be allocated to both Parties in equal shares and shall be jointly owned by the Parties with effect from the Opt-In Date.
(b)Molecular Partners hereby agrees to transfer and assign, and to cause its Affiliates and Subcontractors to transfer and assign, and hereby transfers and assigns to OMT, who accepts such transfer and assignment, such portion of its right, title, and interest in, to and under the Additional Joint IPR as required for both Parties to jointly own an equal and undivided part of the Additional Joint IPR with effect from the Opt-In Date.
(c)The terms of the RDC Agreement shall apply to Additional Joint IPR as if it was “Joint IPR” as defined in Section 12.4 of the RDC Agreement from the Opt-In Date.
Inventorship; Employee Inventions.
9.5Determination of inventorship will be made in accordance with US patent laws. The Parties will name only the true and real inventors according to their contributions to each invention.
9.6To the extent in line with Applicable Laws and unless equivalent measures are already provided on the basis of Applicable Laws, each Party shall ensure that employees and subcontractors of such Party or its respective Affiliates performing activities under this Agreement shall, prior to commencing such work, be bound by written invention assignment obligations requiring: (i) prompt reporting of any Patent Rights, Know-How, or other Intellectual Property Rights arising from such work; (ii) assignment to the applicable Party or Affiliate of his or her rights, title, and interests in, to and under any Patent Rights, Know-How, or other Intellectual Property Rights arising from such work; and (iii) performance of all acts and signing, executing, acknowledging, and delivering any and all documents required for effecting the obligations and purposes of this Agreement. Each Party shall comply with and shall be solely responsible for all applicable country-specific inventor remuneration laws and regulations, if inventor remuneration obligations are triggered by an employee of such Party or its Affiliates.
Use of Joint Foreground IPR.
9.7Unless otherwise authorized under this Agreement, neither Party may sell, transfer or assign any Joint Foreground IPR without prior written consent of the other Party and provided that such consent shall not be required for an assignment by a Party (a) to an Affiliate of the assigning Party, or (b) subject always to Section 2.6 above, in a Change of Control. Any such assignment of Joint Foreground IPR to an Affiliate shall be made only on the condition (to be recorded in such assignment) that, if such Affiliate ceases to become an Affiliate of the assigning Party, then the Affiliate shall be obliged, at that time, to assign back to the assigning Party all of its rights to and in such Joint Foreground IPR at its own cost, and shall execute all necessary documents and take all necessary steps to record and perfect such assignment back.
9.8Subject to the mutual licenses granted by the Parties to each other under this Agreement under the Joint Foreground IPR, and subject to the exclusivity obligations of the Parties, each Party will have an equal and undivided interest in the Joint Foreground IPR, and [***] (i) is [***], (ii) does [***] and (iii) does [***].
Maintenance and Prosecution of Joint Foreground IPR.
9.9Whenever required or appropriate, both Parties shall discuss and agree the patenting strategy for any Joint Foreground IPR which may arise, including deciding on the timing for the filing of any patent application, the countries in which patent applications should be filed and the Party that will take the lead in drafting, filing, prosecuting, maintaining and/or defending particular Joint Foreground IPR (the “Lead Prosecuting Party”). The level of generalization of any jointly owned inventions shall be discussed if and when the filing of a patent application is envisaged so as to afford the Parties the broadest possible Patent Right. Unless agreed otherwise, or if the Parties cannot agree, then [***] shall have the first right (but no obligation) to be the Lead Prosecuting Party for any patent applications regarding Joint Foreground IPR relating to the Opt-In Products and [***] for the Joint Foreground IPR relating to the other Collaboration Products. If the Party with such first prosecution right chooses not to lead the prosecution, then it shall notify the other Party, which shall have the right (but no obligation) to lead such prosecution.
9.10The Parties acknowledge and agree that unless otherwise agreed, the Lead Prosecuting Party shall have the first right (but not the obligation) to file a patent application (including any provisional, substitution, divisional, continuation, continuation in part, reissue, renewal, reexamination, extension, supplementary protection certificate and the like) in respect of any Joint Foreground IPR (each, a “Joint Patent Application”), using patent counsel selected by the Lead Prosecuting Party and reasonably acceptable to the other Party. Notwithstanding the foregoing, when deciding whether to (i) [***], or (ii) [***] following which the Parties shall [***]. For the purposes of this subclause 9.10:
(i)“UPC System” means the system for a new Unified Patent Court established pursuant to the Regulation (EU) No 1257/2012 on the Unitary Patent, the Agreement on a Unified Patent Court dated 19 February 2013, the Protocol to the UPC Agreement dated October 2015, and the Rules of Procedure of the Unified Patent Court dated 8 July 2022, each as amended from time to time.
(ii)“Unitary Patent” means the new European patent with unitary effect covering multiple UPC States and administered by the European Patent Office as established pursuant to Regulation (EU) No 1257/2012.
(iii)“UPC State” means any EU Member State that at the relevant date has signed and ratified the Agreement on a Unified Patent Court dated 19 February 2013.
9.11In any event, the Parties shall consult and reasonably cooperate with one another to jointly agree on (i) the preparation, filing, prosecution (including prosecution strategy) and maintenance of such Joint Patent Application and OMT and Molecular Partners shall equally share the expenses associated therewith, and (ii) the maintenance and defense of any joint Patent Rights and shall equally share the expenses associated therewith. The Lead Prosecuting Party shall provide to the other Party copies of any papers related to such Joint Patent Applications reasonably in advance of any submission to the relevant patent office or other registry so that the other Party can comment and provide input. The Lead Prosecuting Party shall not finally abandon or disclaim any claims that it has been informed are of interest to the other Party without prior consultation with the other Party. For the avoidance of doubt, both the Lead Prosecuting Party and the other Party shall be both fully and equally considered as the beneficial owners of the rights derived from any Joint Foreground IPR.
9.12If a Party does not want to file a patent application for a Joint Foreground IPR (either generally or with respect to a particular country) or at any point after the initial filing wishes to discontinue the prosecution, maintenance or defense of a Joint Patent Application or joint Patent, the other Party, at its sole option, may file such a patent application and/or may continue such prosecution, maintenance or defense at its sole expense. In such event, the opting-out Party shall execute such documents and perform such acts, at the other Party’s expense, as may be reasonably necessary in a timely manner to assign such Joint Foreground IPR to the other Party (in such country or all countries, as applicable) to allow the other Party to continue such Joint Foreground IPR. Any Joint Patent Application or Joint Foreground IPR so assigned shall thereafter be owned solely by the other Party and treated as Sole Patent Rights hereunder.
9.13Separation of Patent Rights.
(a)The Parties will use good faith efforts to separate Molecular Partners Patents, OMT Patents and jointly owned Patent Rights into separate filings to the extent possible and without adversely impacting prosecution and maintenance of Molecular Partners Patents, OMT Patents and jointly-owned Patent Rights with a view to minimizing the inclusion of one Party’s Sole Ownership in the other Party’s Sole Patent Rights and/or in any jointly-owned Patent Right.
(b)In the interest of isolating where possible each Party’s Sole Patent Rights and/or any jointly-owned Patent Rights in distinct instruments, each Party shall make good faith efforts to supply to the other Party information regarding contemplated applications of its Sole Patent Rights within reasonable timeframe before the relevant filing and in sufficient details to allow the other Party to advise of its views concerning the separation of Patent Rights as per this Section 9.13. Each Party shall, upon receipt of such views from the other Party, take necessary reasonable actions, including amendments to the patent application in preparation, to ensure that its patent application complies with the terms and conditions hereunder.
(c)Any dispute arising out of, relating to or in connection with this Section 9.13 shall be escalated to the Parties’ respective Executive Officers, who shall attempt to settle such dispute within [***], or such longer period as may be mutually agreed. In the event that the Parties’ respective Executive Officers cannot settle such issue within the designated period, the issue shall be subject to a dispute resolution procedure pursuant to Section 13.3.

9.14Infringement of Patent Rights by Third Parties.
(a)Infringement of Molecular Partners Patents. For all infringement or misappropriation by a Third Party of Molecular Partners Patents, of which Molecular Partners or its in-house patent counsel becomes aware anywhere in the world, [***] shall have the [***] to prosecute such infringement as it may determine in its sole and absolute discretion, and [***] shall bear all related expenses and retain all related recoveries. [***] shall reasonably cooperate with [***] or its designee, at Molecular Partners’ request and expense, in any such action.
(b)Infringement of OMT Patents. For all infringement or misappropriation by a Third Party of OMT Patents, of which OMT or its in-house patent counsel becomes aware anywhere in the world, [***] shall have the [***] right to prosecute such infringement as it may determine in its sole and absolute discretion, and [***] shall bear all related expenses and retain all related recoveries. [***] shall reasonably cooperate with [***] or its designee, at OMT’s request and expense, in any such action.
(c)Infringement of jointly owned Patent Rights. For all infringement or misappropriation by a Third Party of jointly owned Patent Rights or other Joint Foreground IPR, the Parties will discuss in good faith and determine the strategy and their respective roles to deal with the situation on a case-by-case basis. Unless agreed otherwise, or if the Parties cannot agree, then (i) [***] shall have the first right (but no obligation) to lead the enforcement of jointly owned Patent Rights or other Joint Foreground IPR relating to Collaboration Products where it is the Exploiting Party, and (ii) [***] shall have the first right (but no obligation) to lead the enforcement of jointly owned Patent Rights or other Joint Foreground IPR relating to Collaboration Products where it is the Exploiting Party. If the Party with such first enforcement right chooses not to lead the enforcement, then it shall notify the other Party, which shall have the right (but no obligation) to lead such enforcement.
9.15Infringement of Third Party IPR.
(a)The following provisions of this Section 9.15 shall apply with respect to any Collaboration Products under this Agreement.
(b)Notice. If a Party is or otherwise becomes aware that the activities relating to this Agreement (i) may infringe a patent, copyright or other proprietary right by a Third Party anywhere in the world, or (ii) are the subject of a claim of infringement of a patent, copyright or other proprietary right by a Third Party anywhere in the world, such Party shall promptly notify the other Party and, without regard to which Party first became aware, or is charged with said infringement and the venue of such claim, the Parties shall promptly confer to discuss the potential infringement and/or claim.
(c)Defence. If both Parties are charged with infringement pursuant to a claim described in Section 9.15(b), the Parties shall defend such claim jointly, unless they agree otherwise. If only one Party is charged with infringement, such Party will have the sole right but not the obligation to defend such claim.
(d)If the Parties jointly defend the claim, Molecular Partners and OMT shall bear any costs and expenses of the defense of any such Third Party infringement claim in accordance with such share ratio as reasonably agreed by both Parties taking into account how much the claim relates to each Party’s Background IPR or Sole Ownership, with the understanding that if the claim relates solely to one Party’s Background IPR or Sole Ownership, such Party will bear one hundred percent (100%) of the costs and expenses of the defense of such claim and shall have the sole right, but not the obligation, to defend, settle and otherwise handle the disposition of such claim
(e)Neither Party shall enter into any settlement concerning activities under this Agreement or the RDC Agreement that affects the other Party’s rights under this Agreement, the Commercial Supply Agreement or Clinical Supply Agreement or imposes any obligations on the other Party, including any admissions of wrongdoing on behalf of the other Party, without such other Party’s prior written consent, not to be unreasonably withheld or delayed, except that a Party may settle any claim that solely relates to its Background IPR or Sole Ownership without the consent of the other Party as long as such other Party’s rights under this Agreement and the RDC Agreement are not adversely impacted (in which case, it will obtain such other Party’s prior written consent, not to be unreasonably withheld or delayed).
9.16Trademarks. The Exploiting Party shall own and Control any and all trademarks developed during the Term for the purposes of Commercialization of the Collaboration Product for which it is the Exploiting Party, (the “Commercialization Trademarks”).
IPR Licences.
9.17R&D Licences:
(a)Molecular Partners shall grant and herewith grants to OMT a non-exclusive worldwide license (with rights to sub-licence) under: (i) Molecular Partners Background; (ii) Molecular Partners’ interest in the Joint Foreground IPR; and (iii) Molecular Partners Foreground, to carry out all of OMT’s responsibilities under the R&D Program.
(b)OMT shall grant and herewith grants to Molecular Partners a non-exclusive, worldwide license under: (i) OMT Background; (ii) OMT’s interest in the Joint Foreground IPR; and (iii) OMT Foreground, to carry out all of Molecular Partners’ responsibilities under the R&D Program, including any activities assigned to it under an R&D Plan (e.g., conduct of a Clinical Trial).
(c)From the Opt-In Date and solely with respect to any Opt-In Product(s), the licenses of Section 4.1 of the RDC Agreement shall extended to such Opt-In Product(s).
9.18Commercial Licences:
(a)With respect to a New Candidate or Collaboration Product other than with respect to any Opt-In Product which is the subject to a successful Opt-In OMT shall grant and herewith grants to Molecular Partners a non-exclusive, worldwide license (with rights to sublicence) under OMT Background and any OMT Foreground to Develop, Manufacture and Commercialise the New Candidates or Collaboration Products in return for payment of the Royalty Payment in accordance with Section 7.1(a) (which sets out the Royalty Payment for an Exclusive Product or Non-Exclusive Product, respectively).

(b)With respect to Opt-In Products, the licenses of the RDC Agreement shall apply.
(c)With respect to a New Candidate or Collaboration Product to which Section 2.5(e)(i) or 2.6(b)(iv)(where the Remaining Party is OMT) applies, Molecular Partners shall grant and herewith grants to OMT a non-exclusive, worldwide license (with rights to sublicence) under: (i) Molecular Partners Background; (ii) Molecular Partners’ interest in the Joint Foreground IPR; and (iii) any Molecular Partners Foreground, provided that with respect to any Exclusive Product, the license under the Product Specific IPR shall be exclusive (even as to Molecular Partners), to Develop, Manufacture and Commercialise such New Candidate or Collaboration Product on and subject to payment of equivalent Royalty Payments to those set out in Section 7.1 with respect to the rights granted under Section 2.5(e)(i) or 2.6(b)(iv), as applicable. Further, Molecular Partners shall use Commercially Reasonable Efforts to provide DARPin and related support consistent with its obligations under the Clinical Supply Agreement and Commercial Supply Agreement (as applicable).
9.19Additional Licences:
(a)With respect to any New Candidate or Collaboration Product that is subject to an Agreed Release Confirmation1, the Parties shall consider granting the licenses below in the Agreed Release Confirmation:
(i)license by OMT to Molecular Partners: a non-exclusive, worldwide license or, with the right to grant sublicenses to a sublicensee reasonably acceptable to OMT, under OMT’s interest in the Joint Foreground IPR to Exploit such New Candidate or Collaboration Product; and
(ii)license by Molecular Partners to OMT: a non-exclusive, worldwide license or, with the right to grant sublicenses to a sublicensee reasonably acceptable to Molecular Partners, under Molecular Partners’ interest in the Joint Foreground IPR to Exploit such New Candidate or Collaboration Product.
(b)Where Molecular Partners ceases a R&D Program for a New Candidate or Collaboration Product and OMT undertake to pursue Development and commercialization of that New Candidate or Collaboration Product without further Molecular Partners involvement pursuant to Section 2.5(e)(i), Molecular Partners shall grant and herewith grants to OMT a non-exclusive, worldwide license (with rights to sublicence) under: (i) Molecular Partners Background; (ii) Molecular Partners’ interest in the Joint Foreground IPR; and (iii) any Sole Ownership, provided that with respect to any Exclusive Product the license under the Product Specific IPR shall be exclusive (even as to Molecular Partners), to Develop, Manufacture and Commercialise such New Candidates or Collaboration Products, on and subject to payment set forth in Section 2.5(e)(i). Further, Molecular Partners shall use Commercially Reasonable Efforts to provide DARPin and related support consistent with its obligations under the Clinical Supply Agreement and Commercial Supply Agreement (as applicable), which shall continue to apply mutatis mutandis solely with respect to such activities.

10.INDEMNIFICATION
10.1OMT Indemnification. OMT hereby agrees to defend, hold harmless and indemnify (collectively, “Indemnify”) Molecular Partners, its Affiliates, and its and their agents, directors, officers, and employees (the “Molecular Partners Indemnitees”) from and against any and all documented liabilities, expenses and/or losses, including without limitation reasonable legal expenses and attorneys’ fees (collectively “Losses”) resulting from any suits, claims, actions and demands from a Third Party (each, a “Third Party Claim”) to the extent that they arise or result from (a) OMT’s contribution to the Development and, if OMT is the Exploiting Party, the Commercialization of any New Candidate or Collaboration Product under this Agreement; (b) the gross negligence or intentional misconduct of OMT, any OMT Indemnitee conducting activities on behalf of OMT under this Agreement; or (c) any material breach by OMT of any representation, warranty or covenant under this Agreement; but excluding, in each case, any such Losses to the extent arising from Molecular Partners’ breach of its obligations under this Agreement.
10.2Molecular Partners Indemnification. Molecular Partners hereby agrees to Indemnify OMT, its Affiliates, and its and their agents, directors, officers, and employees (the “OMT Indemnitees”) from and against any and all Losses resulting from Third Party Claims to the extent that they arise or result from (a) Molecular Partners’ contribution to the Development and, if Molecular Partners is the Exploiting Party, the Commercialization of any New Candidate or Collaboration Product under this Agreement, (b) the gross negligence or intentional misconduct of Molecular Partners, any Molecular Partners Indemnitee conducting activities on behalf of Molecular Partners under this Agreement; or (c) any material breach, by Molecular Partners of any representation, warranty or covenant under this Agreement; but excluding, in each case, any such Losses to the extent arising from OMT’s breach of its obligations under this Agreement.
10.3Indemnification Procedure. Each Party’s agreement to Indemnify the other Party is conditioned on the performance of the following by the Party seeking indemnification: (a)  promptly notifying the Indemnifying Party in writing that the Party seeking indemnification has received the Third Party Claim; provided that, any delay in complying with the requirements of this Section 10.3(a) will only limit the Indemnifying Party’s obligation to the extent of the prejudice caused to the Indemnifying Party by such delay; (b) permitting the Indemnifying Party to assume, if it requests so, full control and responsibility to investigate, prepare for and defend against any such Third Party Claim; (c) providing necessary information and reasonable assistance to the Indemnifying Party, at the Indemnifying Party’s expense, in the investigation of, preparation for and defense of any Third Party Claim; and (d) not compromising or settling such Third Party Claim without the Indemnifying Party’s written consent, provided that such consent shall not be unreasonably withheld nor delayed. The Party seeking indemnification shall, in order to receive the indemnification for the Loss, provide the Indemnifying Party with the written evidence for any Loss incurred to such Party.
10.4Separate Defense of Claims. In the event that the Parties cannot agree as to the application of Sections 10.1, 10.2 and/or 10.3 to any particular Loss, the Parties may conduct separate defences of such Loss. Each Party further reserves the right to claim indemnity from the other in accordance with Sections 10.1, 10.2 and/or 10.3 upon resolution of the underlying claim.
10.5Insurance. Each Party shall maintain commercially reasonable levels of insurance or other adequate and commercially reasonable forms of protection or self-insurance to satisfy its indemnification obligations under this Agreement. Each Party shall provide the other Party with written notice at least [***] prior to the cancellation, non-renewal or material change in such insurance or self-insurance which would materially adversely affect the rights of the other Party hereunder. The maintenance of any insurance shall not constitute any limit or restriction on damages available to a Party under this Agreement.
10.6LIMITATION OF LIABILITY.
NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT AND/OR SUCH PARTY’S PERFORMANCE HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, BREACH OF WARRANTY OR OTHERWISE).
EACH PARTY’S MAXIMUM, CUMULATIVE LIABILITY ARISING OUT OF OR RELATING TO THE COLLABORATION PURSUANT TO THIS AGREEMENT AND/OR SUCH PARTY’S PERFORMANCE RELATING THERETO, REGARDLESS OF THE CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, BREACH OF WARRANTY, INDEMNITY OR OTHERWISE), WILL NOT EXCEED FOR ALL CLAIMS UNDER THE AGREEMENT [***] PROVIDED, HOWEVER, SUCH LIMITATION SHALL NOT APPLY TO EITHER PARTY’S INDEMNIFICATION OBLIGATION ARISING OUT OF, RELATING TO OR RESULTING FROM (1) ANY BREACH OF SUCH PARTY’S EXCLUSIVITY OBLIGATIONS, REPRESENTATIONS AND WARRANTIES AND CONFIDENTIALITY OBLIGATIONS, OR (2) THIRD PARTY CLAIMS OR (3) GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT.
NOTHING IN THIS SECTION 10.6 SHALL LIMIT OR RESTRICT A PARTY’S LIABILITY TO THE EXTENT THAT IT MAY NOT BE SO EXCLUDED UNDER APPLICABLE LAWS, IN PARTICULAR UNDER BELGIAN LAW, INCLUDING (I) ANY STATUTORY LIABILITY UNDER MANDATORY LAWS, SUCH AS PRODUCT LIABILITY, PHARMACEUTICAL LIABILITY ETC. AND (II) ANY LIABILITY IN TORT FOR DEATH OR PERSONAL INJURY CAUSED BY THAT PARTY’S NEGLIGENCE, OR LIABILITY FOR FRAUD.
FOR THE SAKE OF CLARITY, NOTHING CONSTRUED HEREIN SHALL PREVENT EITHER PARTY’S RIGHT TO SEEK PRELIMINARY AND PERMANENT INJUNCTIVE RELIEF, WITHOUT THE NECESSITY OF PROVIDING ACTUAL DAMAGES. SUCH RIGHT SHALL BE CUMULATIVE AND IN ADDITION TO ANY OTHER RIGHTS OR REMEDIES TO WHICH EITHER PARTY MAY BE ENTITLED.
11.TERM AND TERMINATION
11.1Term. This Agreement shall be effective as of the Effective Date and, unless terminated earlier pursuant to Section 11.2, 11.3 or 11.4 or any other termination right expressly stated in this Agreement by the Parties in writing, shall continue in effect in respect of each Collaboration Product from the Effective Date until completion of all Commercialization activities for such Collaboration Product (the “Term”).

11.2Termination for Material Breach.
(a)Notice and Cure Period. If a Party (the “Breaching Party”) is in material breach, the other Party (the “Non-Breaching Party”) shall have the right to give the Breaching Party written notice specifying the nature of such material breach. The Breaching Party shall have a period of [***] after receipt of such notice to cure such material breach (the “Cure Period”) in a manner reasonably acceptable to the Non-Breaching Party. For the avoidance of doubt, this provision is not intended to restrict in any way either Party’s right to notify the other Party of any other breach or to demand the cure of any other breach, or to terminate the Agreement for material breach on notice where the breach is not capable of remedy.
(b)Termination Right. The Non-Breaching Party shall have the right to terminate this Agreement in respect of any New Candidate or Collaboration Product and any country or countries in the Territory directly affected by the material breach (provided that with respect to any country, the materiality of the breach will be assessed at the level of the country), upon written notice, in the event that the Breaching Party has not cured such material breach within the Cure Period (where the material breach is capable of curing, failing which the Cure Period shall not apply), provided, however, that if such breach is capable of cure but cannot reasonably be cured within the Cure Period, and the Breaching Party notifies the Non-Breaching Party of its intent to cure such material breach, commences actions to cure such material breach within the Cure Period and thereafter diligently continue such actions, the Breaching Party shall have an additional [***] to cure such breach. If a dispute over such termination occurs between the Parties and such dispute is submitted to the arbitration pursuant to Section 13.3, such termination shall not be effective until a conclusion of the dispute resolution procedures in Section 13.3, as applicable, resulting in a determination that there has been a material breach that was not cured within the Cure Period.
11.3Termination for Bankruptcy. Either Party may terminate this Agreement by providing a written notice to the other Party at any time if, (i) the other Party files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of such other Party’s assets, (ii) the other Party proposes a written agreement of composition or extension of its debts, (iii) the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed or stayed within sixty [***] after the filing thereof, (iv) the other Party proposes or becomes a party to any dissolution or liquidation, or (v) the other Party makes an assignment for the benefit of its creditors.
11.4The Agreement may, without any cause, be terminated by the mutual written consent of the Parties on a New Candidate by New Candidate or Collaboration Product-by-Product basis.
11.5General Effects of Termination.
(a)Accrued Rights and Obligations. Termination of this Agreement shall not release either Party from its obligations accrued prior to the effective date of termination nor deprive either Party from any rights that this Agreement has conferred on such Party. Such obligations and rights shall survive termination of this Agreement. Termination of this

Agreement by either Party shall be in addition to and not in lieu of any other remedies available to such Party, at law and in equity.
(b)Survival. The following Sections of this Agreement and all definitions relating thereto shall survive any expiration or termination of this Agreement for any reason: Sections 2.5 (to the extent provided in Sections 2.5(a)), Sections 6, 7 and 8 with respect to payments incurred prior to the effective date of termination, Section 9 only with respect to the provisions related to the prosecution, maintenance and enforcement of any Joint Foreground IPR, and Sections 10, 11, 12 and 13 as well as any other Sections of this Agreement which expressly or by implication are intended to survive expiration or termination of the Agreement and each Section necessary for a Party to enforce the foregoing provisions.
11.6Consequences in case of termination pursuant to Section 11.2. Upon any termination of this Agreement with respect to any New Candidate or Collaboration Product and country (the “Terminated Products”) pursuant to Section 11.2:
(a)to the extent permitted by Applicable Law, and upon written request by the Non Breaching Party, the breaching Party shall transfer to the Non Breaching Party all Regulatory Documentation and Regulatory Approvals prepared or obtained by or on behalf of the breaching Party prior to the date of such termination with respect to the Terminated Products, to the extent transferable;
(b)upon written request by Non Breaching Party within [***] after termination, the breaching Party shall provide [***];
(c)the breaching Party shall return to the Non Breaching Party (or at its request, destroy) all relevant records and materials in its possession or Control containing or comprising the Know-How or other Confidential Information of the Non Breaching Party related to the Terminated Products; and
(d)the breaching Party shall grant to the Non Breaching Party a license under the IPR necessary to continue the exploitation of Terminated Products, on an exclusive basis if the Terminated Product was previously an Exclusive Product, at terms to be negotiated in good faith within a period of [***] following the effective date of termination, with [***]. If the Parties cannot agree on such financial terms, but have agreed on the other terms of the license, within such [***], then such dispute shall be referred to the Executive Officers of the Parties for resolution. If the Executive Officers do not fully resolve such dispute within [***] of referral (or a later date agreed to by each of the Parties) of the dispute being referred to them then such financial compensation shall be decided by Baseball Arbitration pursuant to the terms set forth at the RDC Agreement.
12.CONFIDENTIALITY
12.1Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, during the Term and for [***] thereafter (save with respect to trade secrets, for which, subject to Section 12.2, there shall be no end date to the confidentiality provided hereunder), the receiving Party shall keep confidential and shall not publish or otherwise disclose, and shall not use for any purpose other than as expressly provided for in this Agreement, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, and each Party shall keep confidential and shall not publish or otherwise disclose the terms of this Agreement except as permitted herein. Each Party may use the other Party’s Confidential Information only to the extent required to accomplish the purposes of this Agreement, including exercising its rights and performing its obligations under this Agreement. Each Party will use at least the same standard of care as it uses to protect its own proprietary or confidential information (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors, and other representatives do not disclose or make any unauthorized use of the other Party’s Confidential Information. Each Party will promptly notify the other upon discovery of any loss or unauthorized use or disclosure of the other Party’s Confidential Information.
12.2Exceptions. The obligations in Section 12.1 shall not apply with respect to any portion of Confidential Information that a Party can demonstrate contemporaneously by tangible records or other competent proof that such information:
(a)was already known to the receiving Party or its Permitted Recipient, other than under an obligation of confidentiality at the time that such Party obtains such information;
(b)was generally available to the public or otherwise part of the public domain at the time that such Party obtains such information;
(c)became generally available to the public or otherwise part of the public domain after its obtaining and other than through any act or omission of such Party in breach of this Agreement;
(d)was disclosed to such Party or its Permitted Recipient, other than under an obligation of confidentiality, by a Third Party who had no obligation to such Party not to disclose such information to others; or
(e)was independently discovered or developed by a Party or its Permitted Recipient without the use of or reference to the Confidential Information.
12.3Authorized Disclosure.
(a)The receiving Party may disclose the Confidential Information of the other Party to its Affiliates and its or their respective employees, consultants, or Subcontractors solely on a need-to-know basis for the purpose of conducting the receiving Party’s activities under this Agreement (collectively “Permitted Recipient”); provided, however, that (1) any such Permitted Recipient must be bound by obligations of confidentiality at least as restrictive as those set forth in this Agreement, and (2) the receiving Party remains liable for the compliance of its Permitted Recipient with such obligations.
(b)Further, the receiving Party may, without the prior written consent of the other Party but on not less than two Business Days’ prior written notice of such disclosure; or (where it is not possible to give such prior notice) with notification to the other Party in writing within [***] of such disclosure, disclose the Confidential Information of the other to the extent such disclosure is reasonably necessary in the following instances:
(i)prosecuting or defending litigation;

(ii)complying with Applicable Law or the rules or regulations of any securities exchange on which such Party’s stock is listed, whereby each Party shall provide the other Party with advance notice of legally required disclosures to the extent practicable, and to the extent possible, at least [***] prior to such disclosure;
(iii)disclosure, in connection with the performance of this Agreement, to ethics committees and institutional review boards (collectively, “IRBs”), institutional biosafety committees (“IBCs”), CROs, and investigators involved with the Clinical Trials set forth in an R&D Plan, each of whom prior to disclosure must be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Section 12 under the responsibility of the receiving Party;
(iv)disclosure that is deemed necessary by either Party to be disclosed to its respective Affiliates, agents, consultants or actual or prospective licensees (or other bona fide collaborators) in furtherance of the development, licensing and/or commercialization of such Party’s proprietary products or technologies solely as permitted under this Agreement, on the condition that such Third Parties are authorised undertake such activities and to receive such a disclosure under this Agreement and agree to be bound by confidentiality and non-use obligations that are substantially consistent with (and no less onerous than) the confidentiality and non-use provisions contained in this Agreement;
(v)disclosure to its attorneys, accountants, auditors and other advisors on a need to know basis provided such individuals or entities are bound to confidentiality and nondisclosure requirements by professional rules of conduct or nondisclosure agreements under the responsibility of the receiving Party, and to actual or prospective acquirers, lenders, financers, or investors as may be necessary to comply with the terms, or in connection with their evaluation, of such potential or actual acquisition, loan, financing, or investment; on the condition that such acquires, lenders, financers, or investors agree to be bound by confidentiality and non-use obligations that are substantially consistent with the confidentiality and non-use provisions contained in this Agreement under the responsibility of the receiving Party;
(vi)disclosure entailed by filing and prosecuting Patent Rights as contemplated hereunder;
(vii)disclosure to Regulatory Authorities in connection with the Development of a Collaboration Product, in particular conduct of Clinical Trials, including disclosure of relevant safety information related to the Clinical Trials set forth in an R&D Plan to investigators, institutional review boards and/or ethics committees and Regulatory Authorities; and
(viii)disclosure on www.clinicaltrials.gov or other comparable European or national websites.
12.4External Communication and Press Releases. The Parties agree to issue an initial joint press release at or shortly after the Effective Date within the time-period as required by relevant securities laws. It is understood that each Party may desire or be required to issue subsequent press releases relating to this Agreement or activities hereunder. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof. Following the initial joint press release announcing this Agreement, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party, and those terms of the Agreement which have already been publicly disclosed in accordance with this Section. Notwithstanding the foregoing, in their external communication with respect to any New Candidate or Collaboration Product in accordance with this Agreement, each Party shall mention the role of the other Party in a manner to be agreed between them, ensuring both Parties’ continued visibility with respect to the collaboration.
12.5Publications.
(a)During the Term, the disclosure by either Party relating to any aspect of its activities under this Agreement, including a New Candidate or Collaboration Product in any publication or presentation shall be in accordance with the procedure set forth in this Section. The Party proposing to make any such publication (the “Publishing Party”) shall provide the JSC with a copy of any proposed publication or presentation at least [***] prior to submission for publication or presentation to provide the JSC with an opportunity to review and approve the Publishing Party’s proposed publication or presentation. The Publishing Party may not publish any publication or presentation without the JSC’s review and approval and the approval of both Parties.
(b)If the JSC notifies the Publishing Party in writing, within [***] after the Publishing Party’s submission of the copy of the proposed publication or presentation to the JSC, that such publication or presentation, (i) contains an invention, solely or jointly conceived or reduced to practice by the non-Publishing Party, for which the non-Publishing Party reasonably desires to obtain patent protection or (ii) could be expected to have a material adverse effect on the commercial value of any Confidential Information disclosed by the non-Publishing Party to the Publishing Party, the Publishing Party shall prevent or delay such publication or presentation for a period of time specified by the JSC. In the case of inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on such invention, and in no event less than [***] from the date of the publishing notice.
(c)In the event that a Party desires to use the other Party’s trademark for any publication, communication or other public disclosure, such Party shall obtain the prior written consent of the other Party for such use.
(d)The Parties agree that all Confidential Information containing personal data shall be handled in accordance with any and all Applicable Laws, including without limitation, Data Protection Applicable Laws and any other laws related to privacy.
13.MISCELLANEOUS
13.1Entire Agreement. The Parties acknowledge that this Agreement shall govern all activities of the Parties with respect to this Agreement from the Effective Date forward. This Agreement, together with the RDC Agreement (as applied by reference herein), including the Exhibits hereto, sets forth the complete, final and exclusive agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements and understandings between the Parties with respect to such subject matter, save (i) to the extent the same may be modified by the Clinical Supply Agreement and the Commercial Supply Agreement contemplated by the Parties once the same are agreed by the Parties and in force, and (ii) to the extent the terms of the RDC Agreement are expressly incorporated herein. Save as aforesaid, there are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to such subject matter other than as are set forth in this Agreement. All Exhibits attached hereto are incorporated herein as part of this Agreement.
13.2Governing law. Injunctive Relief. This Agreement shall be governed and construed in accordance with the internal laws of Belgium, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed or maintained notwithstanding any ongoing discussions between the Parties.
13.3Dispute Resolution. Unless otherwise provided in this Agreement, in the event of any dispute, controversy or claim arising out of, relating to or in connection with any provision of this Agreement (each a “Dispute”), the Parties shall refer the Dispute to the Executive Officers (or designees with similar authority to resolve such Dispute), who shall attempt in good faith to resolve such Dispute. If the Executive Officers cannot resolve such Dispute within [***] of the matter being referred to them in writing, then such Dispute is to be settled by binding arbitration in Brussels, Belgium in accordance with the Rules of Arbitration of the International Chamber of Commerce as in effect on the date of signing of this Agreement, except as modified herein. The arbitration tribunal shall consist of three (3) arbitrators with each Party appointing one (1) arbitrator and the two (2) arbitrators thus appointed choosing the third arbitrator who will act the presiding arbitrator of the arbitration tribunal. The language of the arbitration shall be English. The arbitration award shall be final and binding on the Parties, and the Parties agree to be bound thereby and to act accordingly. The arbitrators shall have the power to grant any remedy or relief that they deem just and equitable and that is in accordance with the terms of this Agreement, including specific performance, and including injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each Party retains the right to seek interim, provisional or conservatory measures from judicial authorities, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.
13.4Force Majeure. The Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the non-performing Party promptly provides written notice of the prevention to the other Party. For purposes of this Agreement, force majeure shall mean acts of God, civil disturbances, fires, earthquakes, acts of terrorism, floods, explosions, riots, war, rebellion, or failure or default of public utilities or common carriers or similar conditions beyond the control of the Parties. In the event of force majeure, either Party, as the case may be, will immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice will thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as such Party is so disabled, up to a maximum of [***], after which time the Party not affected by the force majeure may terminate this Agreement. To the extent possible, each Party will use Commercially Reasonable Efforts to minimize the duration of any force majeure.

13.5Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if such notice is timely and is: (a) mailed by first class certified or registered mail, postage prepaid, return receipt requested, (b) sent by express delivery service, or (c) personally delivered, except in the event this Agreement specifies, or the Parties mutually agree in writing that, the notice may be delivered by email. Unless otherwise specified by one Party to the other in writing, the respective mailing addresses of the Parties shall be as described below.
For Molecular Partners:     [***]
With a copy to:    [***]
For OMT:    [***]
Any such communication shall be deemed to have been received when delivered or when transmitted in the case of permitted email. It is understood and agreed that this Section13.5 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.
13.6No Waiver; Modifications. It is agreed that no waiver by a Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.
13.7No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party. No presumption as to construction of this Agreement shall apply against either Party with respect to any ambiguity in the wording of any provision(s) of this Agreement irrespective of which Party may be deemed to have authored the ambiguous provision(s).
13.8Independent Contractor. The Parties are independent contractors of each other, and the relationship between the Parties shall not constitute a partnership, joint venture or agency under this Agreement. Neither Party shall be the agent of the other or have any authority to act for, or on behalf of, the other Party in any matter.
13.9Assignment. Except as otherwise expressly provided herein, neither this Agreement nor any of the rights or obligations hereunder (including any licensed IPR) may be assigned by either Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed); provided, that such consent shall not be required for an assignment by a Party (a) to an Affiliate of the assigning Party (provided, however, that a Party assigning to an Affiliate shall remain fully and unconditionally liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate), or (b) subject always to Section 2.6 above, to any Third Party in a Change of Control, so long as such Affiliate or Third Party agrees in writing to be bound by the terms of this Agreement. An assignment to an Affiliate shall terminate, and all rights so assigned shall revert to the assigning Party, if and when such Affiliate ceases to be an Affiliate of the assigning Party. Any attempted assignment in violation hereof shall be void ab initio and of no effect.

13.10Headings. The captions to the several Sections and Sections hereof are not a part of this Agreement but are included merely for convenience of reference only and shall not affect its meaning or interpretation.
13.11Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. This Agreement may be executed by facsimile or electronic (e.g., pdf) signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.
13.12Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of a Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.
13.13No Benefit to Third Parties. The representations, warranties and agreements set forth in this Agreement are for the sole benefit of the Parties, and they shall not be construed as conferring any rights on any other parties.
13.14Construction.
(a)General. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Section or Exhibit means a Section or Section of, or Exhibit to, this Agreement and all subsections thereof, unless another agreement is specified; (b) references to a particular statute or regulation include all rules and regulations promulgated thereunder and any successor statute, rules or regulations then in effect, in each case including the then-current amendments thereto; (c) words in the singular or plural form include the plural and singular form, respectively; (d) the terms “including,” “include(s),” “such as,” and “for example” used in this Agreement mean including the generality of any description preceding such term and will be deemed to be followed by “without limitation”; and (e) the words “hereof,” “herein,” “hereunder,” “hereby” and derivative or similar words refer to this Agreement. No presumption as to construction of this Agreement shall apply against either Party with respect to any ambiguity in the wording of any provision(s) of this Agreement irrespective of which Party may be deemed to have authored the ambiguous provision(s).
(b)No response. Where a provision of this Agreement provides for a Party to respond within a designated period following written notice from the other Party, and if such Party fails to respond, then the failure to respond shall not be deemed to create or imply (except where expressly stated otherwise in this Agreement): (i) that the non-responding Party agrees or disagrees with the proposed action to be taken by the other Party, (ii) any amendment, change or waiver of the terms of this Agreement, or (iii) any consent that an action proposed to be taken may be taken if it conflicts with the terms of this Agreement and/or waiver of any rights it may have to seek remedies at law or in equity for breach of this Agreement as a result of the action taken.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Molecular Partners	Orano Med Theranostics

Name: Michael Pitzner	Name: Arnaud Lesegretain
Title: General Counsel	Title: CEO
Date: 11 January 2025 | 15:23 CET	Date: 11 janvier 2025 | 17:26 CET
/s/ Michael Pitzner	/s/ Arnaud Lesegretain
Name: Patrick Amstutz
Title: CEO
Date: 11. Januar 2025 | 16:48 MEZ

/s/ Patrick Amstutz_____________________________

Attached:
i)Exhibit A – Existing Contracts

ii)    Exhibit B – Studies per Exclusive Product

iii)    Exhibit C – RDC Agreement Terms

Exhibit A – Existing Contracts
[***]

Exhibit B – Studies per Exclusive Product
[***]

Exhibit C – RDC Agreement Terms
[***]